Exhibit (g)(4)

AMENDMENT TO MASTER CUSTODIAN AGREEMENT

THIS AMENDMENT TO MASTER CUSTODIAN AGREEMENT (the “Amendment”) is made and entered into as of May 12, 2020 and effective as of January 1, 2020 by and between each registered investment company identified on Appendix A hereto, severally and not jointly, (each, a “Fund” and collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Custodian”).

WHEREAS, each Fund and the Custodian are parties to that certain Master Custodian Agreement dated as of November 17, 2008 (as amended, modified or supplemented from time to time, the “Agreement”; and

WHEREAS, each Fund and the Custodian desire to amend and supplement the Agreement upon the following terms and conditions.

NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Fund and the Custodian hereby agree that the Agreement is amended and supplemented as follows:

1.	Amendment to Agreement.

(a)       A new Section 20A is hereby added to the Agreement as follows:

“Section 20A. Loan Services Addendum. If a Fund directs the Custodian in writing to perform loan services, the Custodian and the Fund will be bound by the terms of the Loan Services Addendum attached hereto. The Fund shall reimburse Custodian for its fees and expenses related thereto as agreed upon from time to time in writing by the Fund and the Custodian.”

2.       Miscellaneous. Except as amended hereby, the Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

EACH REGISTERED INVESTMENT COMPANY

IDENTIFIED ON APPENDIX A

By:  /s/ John Millette

Name: John Millette

Title: Vice President and Secretary

STATE STREET BANK AND TRUST COMPANY

By:    /s/ Andrew Erickson

Name: Andrew Erickson

Title: Executive Vice President

LOAN SERVICES ADDENDUM

TO MASTER CUSTODIAN AGREEMENT

ADDENDUM to that certain Master Custodian Agreement (the “Custodian Agreement”) by and among each fund (a “Fund”) identified on Appendix A thereto or made subject thereto pursuant to Section 20.A thereof and State Street Bank and Trust Company, including its subsidiaries and other affiliates (the “Custodian”). As used in this Addendum, the term “Fund”, in relation to a Loan (as defined below), includes a Portfolio on whose behalf the Fund acts with respect to the Loan.

The following provisions will apply with respect to interests in commercial loans, including loan participations, whether the loans are bilateral or syndicated and whether any obligor is located in or outside of the United States (collectively, “Loans”), made or acquired by a Fund on behalf of one or more of its Portfolios.

Section 1. Payment Custody. If a Fund wishes the Custodian to receive payments directly with respect to a Loan for credit to the bank account maintained by the Custodian for the Fund under the Custodian Agreement,

(a)       the Fund will cause the Custodian to be named as the Fund’s nominee for payment purposes under the relevant financing documents, e.g., in the case of a syndicated loan, the administrative contact for the agent bank, and otherwise provide for the payment to the Custodian of the payments with respect to the Loan; and

(b)       the Custodian will credit to the bank account maintained by the Custodian for the Fund under the Custodian Agreement any payment on or in respect of the Loan actually received by the Custodian and identified as relating to the Loan, but with any amount credited being conditional upon clearance and actual receipt by the Custodian of final payment.

Section 2. Monitoring. If a Fund wishes the Custodian to monitor payments on and forward notices relating to a Loan,

(a)       the Fund will deliver, or cause to be delivered, to the Custodian a schedule identifying the amount and due dates of the scheduled principal payments, the scheduled interest payment dates and related payment amount information, and such other information with respect to the Loan as the Custodian may reasonably require in order to perform its services hereunder (collectively, “Loan Information”) and in such form and format as the Custodian may reasonably request; and

(b)       the Custodian will (i) if the amount of a principal, interest, fee or other payment with respect to the Loan is not received by the Custodian on the date on which the amount is scheduled to be paid as reflected in the Loan Information, provide a report to the Fund that the payment has not been received and (ii) if the Custodian receives any consent solicitation, notice of default or similar notice from any syndication agent, lead or obligor on the Loan, undertake reasonable efforts to forward the notice to the Fund.

Section 3. Additional loan services.

The Custodian shall maintain the books of account of each Fund and shall perform the duties listed on Schedule E attached hereto for each Fund’s governing document which has been supplied to the Custodian. The Fund or the Fund’s investment manager shall provide timely prior notice to the Custodian of any modification in the manner in which the services listed on Schedule E attached hereto are to be performed as prescribed in any revision to any Fund's governing document and shall supply the Custodian with certified copies of all amendments and/or supplements to the governing documents in a timely manner

Section 4. delivery of information.

The Fund, the Fund’s investment manager or the Fund’s agent bank shall provide timely notice to the Custodian of certain data as a condition to the Custodian’s provision of the Loan Services described on Schedule E attached hereto. The data required to be provided for the Loan Services set forth on Schedule E is set forth on Schedule F attached hereto, which schedule may be separately amended or supplemented by the parties from time to time. The Custodian is authorized and instructed to rely upon the information it receives from the Fund, the Fund’s investment advisor or the Fund’s agent bank. The Custodian shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any data supplied to it by or on behalf of the Fund, the Fund’s investment advisor or the Fund’s agent bank with respect to any Fund, including, without limitation, by any third party agent

Section 5. Exculpation of the Custodian.

(a)       Payment Custody and Monitoring. The Custodian will have no liability for any delay or failure by the Fund or any third party in providing Loan Information to the Custodian or for any inaccuracy or incompleteness of any Loan Information. The Custodian will have no obligation to verify, investigate, recalculate, update or otherwise confirm the accuracy or completeness of any Loan Information or other information or notices received by the Custodian in respect of the Loan. The Custodian will be entitled to (i) rely upon the Loan Information provided to it by or on behalf of the Fund or any other information or notices that the Custodian may receive from time to time from any syndication agent, lead or obligor or any similar party with respect to the Loan and (ii) update its records on the basis of such information or notices as may from time to time be received by the Custodian.

(b) Any Service. The Custodian will have no obligation to (i) determine whether any necessary steps have been taken or requirements have been met for the Fund to have acquired good or record title to a Loan, (ii) ensure that the Fund’s acquisition of the Loan has been authorized by the Fund, (iii) collect past due payments on the Loan, preserve any rights against prior parties, exercise any right or perform any obligation in connection with the Loan (including taking any action in connection with any consent solicitation, notice of default or similar notice received from any syndication agent, lead or obligor on the Loan) or otherwise take any other action to enforce the payment obligations of any obligor on the Loan, (iv) become itself the record title holder of the Loan or (v) make any advance of its own funds with respect to the Loan.

       (c)       Miscellaneous. The Custodian will not be considered to have been or be charged with knowledge of the sale of a Loan by the Fund, unless and except to the extent that the Custodian shall have received written notice of the sale from the Fund and the proceeds of the sale have been received by the Custodian for credit to the bank account maintained by the Custodian for the Fund under the Custodian Agreement. If any question arises as to the Custodian’s duties under this Addendum, the Custodian may request instructions from the Fund and will be entitled at all times to refrain from taking any action unless it has received Proper Instructions from the Fund. The Custodian will in all events have no liability, risk or cost for any action taken or omitted with respect to the Loan pursuant to Proper Instructions. The Custodian will have no responsibilities or duties whatsoever with respect to the Loan except as are expressly set forth in this Addendum.

Schedule E

Loan Services

Loan Services will be provided when loans are held in the relevant portfolios. Pursuant to the terms and conditions of this Agreement, with respect to each Fund, unless otherwise provided, the Custodian shall do the following:

Loan Processing

  Consider notices received from a Fund’s agent bank to be deemed Proper Instructions for booking loan-related transactions excluding buys and sells
  Upon receipt of a notice from a Fund’s agent bank, record transactions in accordance with the terms listed on the notice
  Upon verification of receipt of payment, book all cash receipts for loan activity

Loan Interest Income

  Make a bulk general ledger entry each day to reflect the interest income as notified to the Custodian by agent banks
  Reconcile interest income balances daily

Miscellaneous Loan Income

  Will record amendment fee income on a cash basis, according to either written instructions from the Fund’s investment manager or from the Fund’s agent bank notice
  Will record commitment fees or letter of credit facility fees on an accrual basis, provided the Fund’s agent bank provides the commitment fee accrual rate necessary to record the accrual
  Will record delayed compensation as income on a cash basis unless otherwise instructed by the Fund’s investment manager
  Will request written instructions from the Fund’s investment manager for treatment of a payment received should the fund receive a payment which is identified as income of a type not covered in the Proper Instructions

Contact with Fund’s Agent Bank

  Contact the Fund’s agent bank concerning past-due payments, unidentified payments and payments that do not reconcile with the Fund’s holdings
  If the Fund’s agent bank is unwilling to make contact with the Custodian, the Custodian will notify the Fund’s investment manager

Daily Reporting

  Provide the Fund with a report package in agreed format which includes the following reports:
    Accrued Income by Loan
    Earned Income by Loan
    Miscellaneous Fees by Loan
    Loan Cash Received
    Loan Cash Past Due/Aged Receivables

Copy of Loan Assignment Agreements Will store in electronic format a copy of record of the loan assignment agreement as received by the Fund.

Schedule F

Data Required for Loan Services

Information Required to be Supplied Responsible Party

List of agent banks authorized to give Proper Instructions Fund

Contact information for each authorized agent bank Fund

Contact information for each obligor of payments due Fund

Contact information for Fund’s investment manager Fund

Notification for all loan interest income Fund’s agent bank

Notification for all commitment fee accrual rates Fund’s agent bank

Notification for all letter of credit facility accrual rates Fund’s agent bank

Notification for all delayed compensation payments Fund’s investment manager

Notification for all amendment fee income Fund’s agent bank

Notification for all principal payment Fund’s agent bank